Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into on this 10th day of May, 2005, by and between Robert S. Cramer, an individual resident of the State of Georgia (the “Executive”), and A.D.A.M., Inc., a Georgia corporation (the “Company”);

RECITALS:

WHEREAS, Executive is currently employed by the Company pursuant to an Amended and Restated Employment Agreement dated October 1, 2002 (the “Existing Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Existing Agreement on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                            Employment.

Subject to the terms hereof, Company hereby employs Executive, and Executive hereby accepts such employment with the Company.  Executive shall serve as Chief Executive Officer and Chairman of the Company and shall have the duties, rights and responsibilities normally associated with such positions, together with such other reasonable duties relating to the operation of the business of the Company as may be assigned to him from time to time by the Board of Directors of the Company.  Executive shall devote his full business time, skills and best efforts to rendering services on behalf of the Company and shall exercise such care as is customarily required by executives undertaking similar duties for companies similar to the Company.  Notwithstanding the foregoing, Executive shall be permitted to serve as Chairman of the Board of ThePort Network, Inc., so long as such service does not, in the good faith judgment of the Company’s Board of Directors, interfere with Executive’s duties hereunder.  Executive will be required to perform the duties provided for in this Section 1, only at the location where Executive was employed immediately prior to the effective date of this Agreement or such other location of the principal executive offices of the Company in the Atlanta metropolitan area as the Board of Directors of the Company may designate.

Section 2.                                            Compensation; Expenses.

2.1                                 Salary.  During the term of Executive’s employment hereunder, the Company shall pay Executive an annual base salary equal to $250,000.00 (the “Base Salary”), which Base Salary shall be reviewed annually by the Board of Directors of the Company and may be increased at the sole discretion of the Board of Directors.  The Base Salary shall be paid to Executive in accordance with the payroll procedures in effect with respect to other officers of the Company, less all applicable withholding taxes.

2.2                                 Bonuses.  Executive shall be entitled to receive non-discretionary bonuses (“Non-Discretionary Bonuses”) in the following amounts in the event that Executive remains in the employ of the Company as of the following dates (each, a “Non-Discretionary Bonus Payment Date”):

Bonus Payment Date	Amount of Bonus

May 29, 2005	$105,154.74

May 29, 2006	$105,154.74

May 29, 2007	$105,154.74

May 29, 2008	$105,154.74

The Non-Discretionary Bonuses payable on May 29, 2005 and May 29, 2006 (the “2005 and 2006 Bonuses”) shall be paid, to the extent earned, on each Non-Discretionary Bonus Payment Date by offsetting and reducing amounts payable by Executive to Company under that certain Promissory Note dated May 30, 2001 in the original principal amount of $340,984.50, and under no circumstances will the 2005 and 2006 Bonuses be paid in any other form (including without limitation cash). The Board of Directors of the Company may award to Executive such other bonuses as the Board of Directors deems appropriate (“Discretionary Bonuses”, and, together with Non-Discretionary Bonuses, “Bonuses”)

2.3                                 Expenses.  Executive shall be reimbursed for all reasonable business-related expenses incurred by Executive at the request of or on behalf of the Company.

2.4                                 Executive Stock Option Plan.  Executive will be eligible for consideration for grants of stock options in accordance with the terms and conditions of the Company’s then-current stock option plan.  The decision as to whether to grant options under the plan to Executive (and, if so, how many) will be solely within the discretion of the Board of Directors, and such grants, if any, will be subject to any terms and conditions imposed thereon by the Board of Directors of the Company.

Section 3.                                            Term; Termination and Renewal.

3.1                                 Term of Employment.  The employment of Executive hereunder shall continue until Executive attains age 62 or until earlier terminated in accordance with the provisions of this Section 3.

3.2                                 Termination.  Subject to the provisions of Section 4, Executive’s employment hereunder may be terminated upon the occurrence of any of the following events:

(a)                                  by the Company upon the death or total disability of Executive (total disability meaning the failure of Executive to perform his normal required services hereunder for a period of twelve (12) consecutive months during the term hereof by reason of Executive’s mental or physical disability) (a “Disability Termination”); or

(b)                                 by the Company for good cause, which shall exist upon the occurrence of any of the following:  (i) Executive is convicted (in a United States court) of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (ii) Executive engages in a fraudulent act to the material damage or prejudice of the Company or any affiliate of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company or any affiliate of the Company, as determined in good faith by the Board of Directors of the Company, (iii) Executive is convicted (in a United States court) of, pleads guilty to, or confesses to illegal use by Executive of controlled substances, (iv) any material act or omission by Executive involving malfeasance or negligence in the performance of Executive’s duties to the Company to the material detriment of the Company, which has not been corrected by Executive within thirty (30) days after written notice from the Company of any such act or omission, or (v) failure by the Executive to comply with the terms of this Agreement or any written policies or directives of the Board of Directors, which has not been corrected by Executive within thirty (30) days after written notice from the Company of such failure (in any such case, a “Good Cause Termination”); or

(c)                                  by the Company for any reason other than as a result of a Good Cause Termination Event or Disability Termination Event (a “No Cause Termination”); or

(d)                                 by Executive upon his voluntary termination of his employment hereunder (a “Voluntary Termination”).

Section 4.                                            Result of Termination.  Except as specifically set forth in this Section 4, following the termination of the employment of Executive hereunder for any reason, the Company shall thereafter have no obligation to provide any benefits to Executive or to pay to Executive any Base Salary, Bonus, severance payments or any other payments, other than as may be accrued and unpaid at the time of such termination; provided, however, that nothing herein shall be construed to limit Executive’s right to receive any pension or profit sharing benefits accrued at the time of termination under any programs provided by the Company.

4.1                                 No Cause Termination.  If Executive’s employment hereunder is terminated as a result of a No Cause Termination, then the Company shall (i) pay to Executive the Termination Benefit Amount in 24 equal monthly cash installments commencing on the first day of the first month following the date of such termination and (ii) continue to provide all existing health and accident, hospitalization and medical expense insurance coverage to Executive for a period of two years following the date of termination.

4.2                                 Disability Termination.

(a)                                  If Executive’s employment hereunder is terminated as a result of a Disability Termination, the Company shall pay to Executive the Termination Benefit Amount in 24 equal monthly cash installments commencing on the first day of the first month following the date of such termination.

(b)                                 In lieu of the payment provided for in Section 4.2(a) due to the disability of Executive, the Company may provide Executive with disability insurance coverage, in which event the Company shall only be required to pay the difference, if any, between the amount of payments payable to Executive pursuant to such coverage and the aggregate amount payable pursuant to Section 4.2(a) hereof.

(c)                                  In lieu of the payment provided for in Section 4.2(a) due to the death of Executive, the Company may provide Executive with life insurance coverage, in which event the Company shall only be required to pay the difference, if any, between the proceeds payable pursuant to such coverage and the aggregate amount payable pursuant to Section 4.2(a) hereof.

(d)                                 In addition to all other benefits accruing to Executive because of Disabilty Termination, Executive shall be entitled to receive for a period of two years following the date of termination of employment, without cost to him, all existing health and accident, hospitalization and medical expense insurance coverage carried with respect to Executive by the Company. Executive may designate one or more beneficiaries to receive the payment of any sums due hereunder upon or following his death, by a writing filed with the Company, and may change any beneficiary or beneficiaries from time to time by subsequent writing filed with the Company.  If, for any reason, there is no valid designation of a beneficiary in effect at the death of Executive, the Company shall make any payment due hereunder to the Executive’s surviving spouse, and if there should be no surviving spouse, to or for the benefit of the Executive’s lineal descendants living at the time such payment falls due, per stirpes, and not per capita, and, if no surviving spouse or lineal descendant be living at the time such payment falls due, then such payment shall be made to the personal representative of the Executive’s estate.

4.3                                 Change of Control Termination.  If Executive’s employment hereunder is terminated as a result of a Voluntary Termination within twelve months following a Change of Control, then the Company shall, not later than ten business days following the date of such termination of employment, pay to Executive a lump sum cash amount equal to the Termination Benefit Amount, and the Company shall continue to provide all existing health and accident, hospitalization and medical expense insurance coverage for a period of two years following the date of termination.  As used herein, the term “Change of Control” means the occurrence of any of the following events:

(i)                                     any person, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Executive, or any group of persons, within the meaning of Exchange Act Rule 13d-5, acquires more than fifty percent (50%) in voting power of the Company’s equity securities;

(ii)                                  the Board of Directors of the Company as it is constituted on any day (the “Incumbent Board”) changes so that on the following day (which day shall be considered the day upon which the Change in Control occurs) individuals who constitute the Incumbent Board cease for any reason other than their deaths to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election was consented to or approved by a majority of the Incumbent Board shall be, for purposes of this Paragraph (ii), considered as though such person were a member of the Incumbent Board;

(iii)                               there is a reorganization (other than a mere change in identity, form, or place of organization of the Company, however effected), merger or consolidation of the Company, or any other transaction, with one or more business entities or persons as a result of which the stock of the Company is exchanged for or converted into cash or property or securities not issued by the Company; or

(iv)                              there is a sale of all or substantially all of the assets of the Company to any person or business entity.

4.4                                 Termination Benefit Amount.  As used herein, the term “Termination Benefit Amount” shall mean an amount equal to the product of two multiplied by the sum of Executive’s Base Salary at the time of the termination of Executive’s employment hereunder and the amount of any Bonus received by Executive hereunder during the twelve month period ending on the date of Termination.

Section 5.                                            Additional Employment Benefits.

5.1                                 Participation in Executive Benefit Plans.  Executive shall be entitled to participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans as the Company shall maintain from time to time for the benefit of executive employees of the Company, on the terms and subject to the conditions set forth in such plans.

5.2                                 Vacation.  In addition to Company holidays, Executive shall receive paid vacation time each year during the term of this Agreement in accordance with the Company’s vacation policy.

Section 6.                                            Confidential Information, Trade Secrets and Noncompetition Covenants.

6.1                                 Confidentiality.

(a)                                  The Executive agrees that, both during his employment and for the applicable period described in Section 6.1(c) below after termination of his employment for any reason, the Executive will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as set forth in Section 6.1(c) below or as authorized by the Company in connection with the performance of the Executive’s duties, any Confidential Information (as hereinafter defined) that the Executive may have or acquire (whether or not developed or compiled by the Executive and whether or not the Executive has been authorized to have access to such Confidential Information) during his employment with the Company.

(b)                                 The term “Confidential Information” as used in this Agreement shall mean and include any information, data, and know-how relating to the business of the Company that is disclosed to the Executive by the Company or known by the Executive as a result of the Executive’s relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including, without limitation, technical information, financial information, supply and service information, marketing information, personnel information, customer information and information that was provided to the Company in confidence or that Company is otherwise required to maintain in confidence due to a legal or contractual obligation.  The term “Confidential Information” does not include information that has become a part of the public domain by the act of one who has the right to disclose such information without violating any right of the Company or the customer to which such information pertains. Confidential Information which is specific as to techniques, methods, or the like shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

(c)                                  The covenants contained in this Section 6.1 shall survive the termination of the Executive’s employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute a trade secret under applicable law, the Executive’s obligations of confidentiality and non-disclosure as set forth in this Section 6.1 shall continue to survive after said two-year period to the greatest extent permitted by applicable law.  These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

(d)                                 In the event that the Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Executive agrees to furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

6.2                                 Non-Solicitation of Employees.  The Executive agrees that he will, for so long as he is employed by the Company and for a period of two (2) years after termination of his employment for any reason, (i) not solicit, entice, persuade, or induce any other employee of the Company to leave the Company’s employ, and (ii) refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by or doing business with the Company at the time of the attempted recruiting or hiring.

6.3                                 Non-Solicitation of Customers.  The Executive will, for so long as he is employed by the Company and for a period of two (2) years after termination of his employment for any reason, refrain from soliciting, or attempting to solicit, directly or by assisting others, any business from any of the customers, including actively sought prospective customers, with whom the Executive had material contact within the last twenty four (24) months of Executive’s employment hereunder, for purposes of providing products or services that are similar to or competitive with those provided by the Company, if the Company is also then still engaged in such business.

6.4                                 Non-Competition.  Executive expressly covenants and agrees that during the term of his employment hereunder and for a period of twenty four (24) months after termination of his employment for any reason, he will not, directly or indirectly, seek, obtain, or accept a Competitive Position in the Restricted Territory with a Competitor of the Company (as such terms are hereafter defined). For purposes of this Agreement, a “Competitor” of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity whose primary business is producing, marketing, promoting, distributing and licensing anatomical, health and medical content (including without limitation, products designed for educational markets and consumer markets); provided, however, that the parties hereto acknowledge and agree that ThePort Network, Inc. is not, at as of the date hereof, a Competitor of the Company; a “Competitive Position” means any employment with any Competitor of the Company whereby Executive has duties for such Competitor that are the same as or substantially similar to those actually performed by him pursuant to the terms hereof; and the “Restricted Territory” means the United States of America.  Executive acknowledges and agrees that he has been or will be working within the Restricted Territory as defined above or has had or will have material contact with customers or actively sought prospective customers of the Company located within such areas.  The parties agree to review the geographical area included within the Restricted Territory from time to time at either party’s request in order that the Restricted Territory may be reformed so that its coverage upon Executive’s termination will extend only to the geographical area in which the Executive is working at such time, including any area where any operations performed, supervised, or assisted in by the Executive are conducted and any area where customers or actively sought prospective customers of the Company with whom the Executive had material contact are present. Any reformation shall be evidenced only by a written amendment to this Agreement.

6.5                                 Severability.  Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.  The covenants set forth in this Agreement are to be reformed pursuant to Section 6.6 if held to be unreasonable or unenforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

6.6                                 Reformation.  If any of the covenants or promises of this Agreement are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Executive hereby consents to and affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and that said court or arbitrator enforce the covenant or promise as so reformed.

Section 7.                                            Ownership of Employment Developments.

7.1                                 Ownership of Work Product.

(a)                                  Company shall own all Work Product (as defined in Section 7.1(e)).  All Work Product shall be considered work made for hire by Executive and owned by Company.

(b)                                 If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company, Executive agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all trade secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to Company, its successors and assigns.

(c)                                  Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available in the foregoing.

(d)                                 Executive agrees to perform, upon the reasonable request of Company, during or after Executive’s employment, such further acts as may be necessary or desirable to transfer, perfect, and defend Company’s ownership of the Work Product.  When requested, Executive will:

(i)                                     Execute, acknowledge, and deliver any requested affidavits and documents of assignment and conveyance with respect to any Work Product;

(ii)                                  Assist in the preparation, prosecution, procurement, maintenance and enforcement of copyrights and, if applicable, patents with respect to the Work Product in any countries;

(iii)                               Provide testimony in connection with any proceeding affecting the right, title, or interest of Company in any Work Product; and

(iv)                              Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at Company’s request in connection with the foregoing, including (unless Executive is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of employment.

(e)                                  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, or other Work Product that relates to the business and interests of Company and that Executive conceives, develops, or delivers to Company at any time during the term of employment by Company.  Work Product shall also include all intellectual property rights in any programming, documentation, technology, or other work product that is now contained in any of the products or systems, including development and support systems, of Company to the extent Executive conceived, developed, or delivered such Work Product to Company prior to the date of this Agreement while engaged as an independent contractor or an employee of Company.  Executive hereby irrevocably relinquishes for the benefit of Company and its assigns any moral rights in the Work Product recognized by applicable law.

7.2                                 Clearance Procedure for Proprietary Rights Not Claimed by Company.  If Executive wishes to create or develop, on Executive’s own time and with Executive’s own resources, anything that may be considered Work Product but to which Executive believes Executive should be entitled to the personal benefit of, Executive shall be required to follow the clearance procedure set forth in this section in order to ensure that Company has no claim to the proprietary rights that may arise.

Before Executive begins any development work on Executive’s own time, Executive must give Company advance written notice of Executive’s plans and supply a description of the development under consideration.  Unless otherwise agreed in a writing signed by Company prior to receipt, Company shall have no obligation of confidence with respect to such description.  Company will determine, in good faith, within thirty (30) days after Executive has fully disclosed Executive’s plans to Company, whether the development is claimed by Company as Work Product.  If Company determines that it does not claim such development, Executive will be notified in writing and may retain ownership of the development to the extent of what has been disclosed to Company.  Executive should submit for further clearance any significant improvement, modification, or adaptation so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of Company.

Clearance under this procedure does not relieve Executive of the need to obtain the written consent of Company before engaging in business activities or rendering business, commercial, or professional services for the benefit of anyone other than Company, as required in Section 1.1 hereof.  Company thus reserves the right to exercise greater control over development work that Executive might consider doing for profit after hours, as opposed to mere hobby work pursued in Executive’s spare time.

7.3                                 Return of Materials.  Upon the request of Company and, in any event, upon the termination of Executive’s employment, Executive shall return to Company and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Company or Executive’s specific duties for the Company, including all copies of such materials.  Executive must also return to the Company and leave at its disposal all materials involving any Trade Secrets of the Company.  This Section 7.3 is intended to apply to all materials made or compiled by Executive, as well as to all materials made or compiled by Executive, as well as to all materials furnished to Executive by anyone else in connection with Executive’s employment.

Section 8.                                            Miscellaneous.

8.1                                 Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of Company.

8.2                                 Specific Performance and Consent to Injunctive Relief.  The faithful observance of all covenants in this Agreement is an essential condition to Executive’s employment, and the Company is depending upon absolute compliance.  Damages would probably be very difficult to ascertain if Executive breached any covenant in this Agreement.   This Agreement is intended to protect the proprietary rights of Company in many important ways.  Even the threat of any misuse of the technology of Company would be extremely harmful, since that technology is essential to the business of Company.  In light of these facts, Executive agrees that any court of competent jurisdiction may immediately enjoin any breach of this Agreement upon the request of, and proper showing by, the Company.

8.3                                 Construction of Agreement.  No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

8.4                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia (without regard to its conflicts of law rules).

8.5                                 Arbitration.  Any controversy arising out of, or relating to, this Agreement or any modification or extension of this Agreement, including any claims for damages, rescission, specific performance or other legal or equitable relief, shall be settled by arbitration in the City of Atlanta, State of Georgia, in accordance with the rules then obtaining of the American Arbitration Association.  The determination of the arbitrator when made shall be binding upon all parties bound by the terms of this Agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court.

8.6                                 Survival of Agreements.  All covenants and agreements made herein shall survive the execution and delivery of this Agreement and the termination of Executive’s employment hereunder for any reason.

8.7                                 Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8                                 Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in either case, addressed as follows:

(a)	If to Executive:

2351 Montview Drive
Atlanta, Georgia 30305

(b)	If to the Company, addressed to:

A.D.A.M., Inc.
1600 RiverEdge Parkway
Suite 100
Atlanta, Georgia 30328

8.9                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

8.10                           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written and oral, between the parties hereto or with respect to the subject matter hereof.  This Agreement may be modified only by a written instrument signed by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

A.D.A.M., INC.

By:	/s/ Francis J. Tedesco
Francis J. Tedesco
Chairman, Compensation Committee of the
Board of Directors

EXECUTIVE

/s/ Robert S. Cramer
Robert S. Cramer